UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2007
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     As previously reported, in December 2006, the Bankruptcy Court entered an order approving the performance by Dana Corporation (Dana) of its obligations under the Asset Purchase Agreement with Hendrickson USA, L.L.C. (Hendrickson), dated as of September 11, 2006 and amended on September 29, 2006 and October 17, 2006 (the APA), for the sale of Dana’s trailer axle business to Hendrickson.
     The two primary sale transactions contemplated by the APA were completed on January 5, 2007, when Dana sold substantially all of the domestic assets of its trailer axle business (including the production equipment, inventory and related assets located at its facility in Lugoff, South Carolina) to Hendrickson for approximately US $21 million (subject to inventory adjustments at closing) and Dana Canada Corporation, a wholly owned subsidiary of Dana, sold certain trailer axle production equipment, inventory and related assets located at its facility in Barrie, Ontario, Canada to a Canadian affiliate of Hendrickson for approximately US $10 million (subject to inventory adjustments at closing).
     At the closing of these transactions, the parties executed various ancillary agreements, including a non-interference, non-disclosure and non-competition agreement that precludes Dana from engaging in the trailer axle business and from owning or participating in a business that competes in the trailer axle business overseas for up to seven years; an agreement under which Hendrickson has an exclusive, royalty free right to use certain patents not transferred under the APA in the production of trailer axles and suspension assemblies until the patents expire; and an agreement under which Dana will provide certain information technology services to Hendrickson until Hendrickson can get these services in place at the Lugoff facility. In addition, Hendrickson entered into an agreement with Bendix Spicer Commercial Vehicle Foundation Brake L.L.C., a joint venture in which Dana has an interest, to supply certain of Hendrickson’s requirements for Bendix® brake systems through 2013.
     On January 5, 2007, the parties also amended the APA to provide, among other things, for the creation of an escrow account in the amount of US $2 million. The escrowed funds are to be paid to Dana (Wuxi) Technology Co. Ltd. (Wuxi), a wholly owned subsidiary of Dana, upon the earlier of the closing of the sale of certain trailer axle production equipment, inventory and related assets located at Wuxi’s facility in China to an affiliate or designee of Hendrickson or March 15, 2007. Dana expects the sale of the Wuxi assets to close in the first quarter of 2007.
Item 8.01. Other Events.
     As previously reported, in March 2006, Dana and forty of its domestic subsidiaries (the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL) and are being administered jointly. Dana, as borrower, and certain of its U.S. subsidiaries, as guarantors, are parties to a Senior Secured Superpriority Debtor-in-Possession Credit Agreement with Citicorp North America, Inc. (Citicorp), Bank of America, N.A. and JPMorgan Chase Bank, N.A., as lenders, dated as of March 3, 2006 and amended as of March 30, 2006 and April 12, 2006 (the Credit Agreement). The Credit Agreement provides Dana with a $750 million revolving credit facility ($400 million of which is available for the issuance of letters of credit) and a $700 million term loan facility. At November 30, 2006, Dana had issued but undrawn letters of credit totaling $243 million under the revolving credit facility and borrowings of $700 million under the term loan facility.

     On January 4, 2007, Dana filed a motion with the Bankruptcy Court seeking approval of a further amendment to the Credit Agreement that would, among other things:
i.	increase the term loan commitments by $200 million to enhance the Debtors’ near-term liquidity and to mitigate timing and execution risks associated with asset sales and other cash repatriation activities that are in process;

ii.	increase the annual rate at which interest accrues on amounts borrowed under the term facility by 0.25%;

iii.	reduce certain minimum global EBITDAR covenant levels and increase the annual amount of cash restructuring charges excluded in the calculation of EBITDAR by $25 million;

iv.	implement a corporate restructuring of Dana’s European non-Debtor subsidiaries to facilitate the establishment of a European credit facility, improve treasury and cash management operations and facilitate the tax-efficient repatriation of cash from Europe; and

v.	modify the Credit Agreement to allow Dana to receive and retain proceeds from the trailer axle asset sales described in Item 2.01 without triggering a mandatory repayment to the lenders of the amount of proceeds received.
     Dana said in its motion that as of November 30, 2006, the Debtors’ unrestricted cash totaled about $164.5 million and the amount available for revolving credit advances was approximately $332 million (i.e., Dana’s calculated borrowing base of $675 million, less $243 million for the issued letters of credit and $100 million for Dana’s minimum availability covenant). Dana further said in the motion that the Debtors expect their overall liquidity to continue to decline over the next several months and that it may ultimately become insufficient to sustain their ongoing U.S. operations unless the Bankruptcy Court authorizes their entry into the proposed amendment to the Credit Agreement and/or they are successful in realizing significant amounts of cash from both the proceeds of asset sales and from the repatriation of cash held by their non-Debtor foreign affiliates.
     The European financing to which the motion refers is permitted under the existing foreign debt basket in the Credit Agreement, which allows Dana’s foreign subsidiaries to incur up to $400 million in indebtedness. Dana expects the gross proceeds from the European financing that is currently contemplated to be in the range of $175 million to $225 million. The European financing, when implemented, will enhance the flexibility of funding Dana’s European operations and reduce their reliance on support from the U.S. parent.
     The Bankruptcy Court has scheduled a hearing on the motion on January 24, 2007.
     In a news release issued on January 4, 2006, regarding this motion, Dana said that Citigroup Corporate and Investment Bank, the administrative agent for the lenders under the Credit Agreement, has agreed to underwrite the proposed increase in the term loan facility. Dana further said in the release that it intended to reduce the amount of its unused revolving credit facility under the Credit Agreement to correspond with changes in its borrowing base and that, as it continues to sell its non-core assets, these changes will adjust the structure of Dana’s debt facilities to more closely align with the needs of its business. On January 9, 2007, Dana notified the administrative agent that it will permanently reduce the aggregate commitment under the revolving credit facility from $750 million to $650 million, effective January 12, 2007. Dana currently expects to reduce the revolving credit facility by up to an additional $50 million as it continues to divest its non-core businesses.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: January 10, 2007	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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